Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Amerityre Corporation

Boulder City, Nevada

We hereby consent to the incorporation by reference in Registration Statement No. 333-97691 on Form S-8 and Registration Statement No. 333-134476 on Form S-3 of Amerityre Corporation of our report, dated September 8, 2006, relating to the financial statements of Amerityre Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K/A of Amerityre Corporation for the fiscal year ended June 30, 2006.

/s/ HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

October 10, 2006